Exhibit 99.1

ISTA Pharmaceuticals Reports Third Quarter 2008 Financial Results

- Reaffirms 2008 Revenue Guidance of $75 to $82 million -

Irvine, Calif., October 30 – ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), an ophthalmic pharmaceutical company, today reported financial results for the third quarter ended September 30, 2008. ISTA reported net revenue for the three months ended September 30, 2008, of $21.7 million, a 36% increase over net revenue for the three months ended September 30, 2007. On a quarter-over-quarter basis, net revenue increased 22% over the second quarter of 2008.

“Our growth has moved ISTA up to the fifth largest branded ophthalmic pharmaceutical company position, surpassing Bausch & Lomb. Xibrom and Istalol are leading the way as the two fastest-growing ophthalmic products in the U.S., both outpacing the growth of their markets,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “During the third quarter, three of our longest-term shareholders provided us with a $65 million credit facility. This financing allowed us to repay our convertible debt, and it gives us the flexibility to continue to grow our business.

“We are making solid progress with our R&D pipeline. This quarter, we expect to report preliminary results from our Xibrom once-daily Phase III studies and, assuming positive results, we expect to file the supplemental NDA in early 2009. We are planning to file the Bepreve NDA before the end of this year. Assuming acceptance and timely review by the FDA, we anticipate receiving approval to market Bepreve in the second half of 2009. With regard to ecabet sodium, our candidate for the treatment of dry eye, we plan to report preliminary Phase II results this quarter. These results will provide the clinical validation we need before making the decision to initiate Phase III trials with ecabet sodium.

“Finally, we are noticing that the FDA is taking longer to review new study protocols and the number of cataract surgeries this fall is lower than anticipated, which may be linked to the economic slow down. We believe that both of these dynamics are lengthening the enrollment times in our studies. As such, we now expect results from our T-Pred studies in early 2009. With three late-stage products, we believe the upcoming months will be an exciting time for us.”

	Net Revenue (in millions, except percentage data)
	Quarter Ended September 30, 2008	Quarter Ended September 30, 2007	% Change
Xibrom	$16.2	$11.3	43%
Istalol	3.9	3.0	30%
Vitrase	1.5	1.5	0%
Other	0.1	0.1	0%
Total	$21.7	$15.9	36%

Third Quarter Operating Details

Gross margin for the third quarter ended September 30, 2008 was 73%, or $15.9 million, as compared to 74%, or $11.7 million, for the same period in 2007. The change in gross margin as a percentage of revenue is due primarily to an increase in the royalty rate for Xibrom and other costs such as wholesaler distribution agreements. Inventories held by wholesale customers at September 30, 2008 remained relatively unchanged from June 30, 2008.

Research and development expenses were $7.8 million and $8.4 million in the third quarters of 2008 and 2007, respectively. The research and development expenses for the third quarter ended September 30, 2007 included $3.0 million in milestone expenses, of which $2.0 million was associated with an upfront payment paid to Mitsubishi Tanabe for the licensing of the nasal dosage form of bepotastine. The increase in research and development expenses for the third quarter of 2008, excluding the prior year quarter’s milestone expenses of $3.0 million, was primarily the result of an increase in clinical development costs, which include clinical investigator fees, study monitoring costs and data management costs, due to the work performed on our key product candidates: Xibrom 0.09% once daily, Bepreve Phase III efficacy, Bepreve safety and T-Pred studies. Research and development expenses during the third quarter of 2008 included $0.2 million in stock-based compensation expense.

Selling, general, and administrative expenses for the third quarter ended September 30, 2008 were $13.2 million, as compared to $11.0 million for the same period in 2007. The $2.2 million increase in selling, general and administrative expenses in 2008 as compared to 2007 primarily results from higher sales and marketing expenses associated with the expansion of our sales force, which occurred in the first quarter of 2008 ($0.6 million), an overall increase in administrative costs, primarily related to legal expenses ($1.3 million) and an increase in our stock-based compensation expense ($0.3 million). Selling, general, and administrative expenses during the third quarter of 2008 include $0.8 million in stock-based compensation expense.

Interest expense for the third quarter ended September 30, 2008 was $2.4 million, as compared to $1.2 million for the same period in 2007. The increase of $1.2 million is primarily attributable to the write off of the unamortized deferred financing costs, the unamortized debt discount and the value of the embedded derivative associated with the senior subordinated convertible notes, which were paid in full as of the quarter ended September 30, 2008.

The net loss for the third quarter of 2008 was $7.4 million, or $0.22 per share, compared with a net loss of $8.2 million, or $0.25 per share, for the same period in 2007. At September 30, 2008, ISTA had cash and cash equivalents of $22.1 million, plus $4.3 million in long-term investments in auction rate securities.

Third Quarter 2008 and Subsequent Financing Information

•

ISTA entered into an agreement with long-term shareholders, Deerfield Management, Sprout Group and Sanderling Ventures to provide ISTA with up to $65 million in financing through a flexible credit facility at 6.5% interest.

•

ISTA drew $40 million from the September 2008 facility at closing, issued 12.5 million warrants with an exercise price of $1.41 and subsequently repaid its convertible notes due 2011 for par, or $40 million, plus accrued interest.

•

During October 2008, ISTA drew the remaining $25 million from the September 2008 credit facility and issued 2.5 million warrants with an exercise price of $1.41. ISTA made this draw in October to strengthen its cash position during this time of uncertainty in the credit and other financial markets.

2008 Financial Outlook

•	We continue to expect our full-year 2008 net revenue will be approximately $75 to $82 million.

•	We continue to expect our full-year 2008 gross margin will be approximately 70% to 73%, subject to change based on revenue mix.

•

Depending upon the progress of our clinical and pre-clinical programs, we continue to expect that our research and development expenses for the full year of 2008 will be approximately $34 to $38 million, including stock-based compensation expense, which we continue to estimate will be approximately $0.5 to $1 million.

•

We anticipate that our selling, general, and administrative expenses for the full-year 2008 will be approximately $50 to $54 million, including stock-based compensation expense, which we continue to estimate will be approximately $3.5 to $4.5 million. We have been tracking to the high end of our SG&A guidance due to increased legal expenses.

•

We anticipate that our 2008 interest expense will be approximately $6 to $7 million. Included in those costs is $3.5 to $4 million of interest expense on our debt agreements and $2.5 to $3 million of non-cash amortization costs related to our embedded derivative and debt discount on both our old convertible notes and our new credit facility.

•	We expect to end 2008 with a cash balance of $25 to $35 million, depending upon fluctuations in working capital.

Conference Call

ISTA will host a conference call with a simultaneous webcast, today October 30, 2008, at 10:00 AM Eastern Time, to discuss its third quarter 2008 results. To access the live conference call, U.S. and Canadian participants may dial 800-260-8140; international participants may dial 617-614-3672. The access code for the live call is 73172859. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 20163809. The conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

About ISTA Pharmaceuticals

ISTA Pharmaceuticals is an ophthalmic pharmaceutical company. ISTA’s products and product candidates addressing the $4.7 billion U.S. prescription ophthalmic industry include therapies for inflammation, ocular pain, glaucoma, allergy, and dry eye. The Company currently markets three products and is developing a strong product pipeline to fuel future growth and market share. The Company’s product development and commercialization strategy is to launch a new product every 12 to 18 months, thereby continuing its growth to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com.

Any statements contained in this press release which refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release related to reporting preliminary results from Xibrom 0.09% once-daily Phase III studies in 2008, the filing of an sNDA for Xibrom 0.09% as a once-daily treatment for the pain and inflammation associated with cataract surgery in 2009, the filing of an NDA for Bepreve in 2008, the completion of additional T-Pred studies later this year or in early 2009, the announcement of ecabet sodium preliminary Phase II top-line results, ISTA’s expectation of bringing a new product to market every 12 to 18 months and becoming the leading niche ophthalmic pharmaceutical company are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: timely and successful implementation of ISTA’s strategic initiatives; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks related to ISTA’s ability to properly manage its growth; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; uncertainties and risks related to the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; uncertainties and risks related to successful compliance with FDA and/or other governmental regulations applicable to ISTA’s facilities, products and/or business; uncertainties and risks related to the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2008.

CONTACT: Vince Anido, Ph.D., +1-949-788-5311, vanido@istavision.com; or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Investors: Juliane Snowden, jsnowden@burnsmc.com or Media: Justin Jackson, jjackson@burnsmc.com, both of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue
Product sales, net	$21,604	$15,796	$54,749	$39,497
License revenue	69	69	208	208
Total revenue	21,673	15,865	54,957	39,705
Cost of products sold	5,806	4,197	14,761	10,417
Gross profit margin	15,867	11,668	40,196	29,288
Operating expenses:
Research and development	7,766	8,355	25,053	20,920
Selling, general, and administrative	13,198	11,043	40,150	35,100
Total operating expenses	20,964	19,398	65,203	56,020
Loss from operations	(5,097)	(7,730)	(25,007)	(26,732)
Interest (expense)/income, net	(2,276)	(441)	(3,780)	(1,633)
Net loss	$(7,373)	$(8,171)	$(28,787)	$(28,365)
Net loss per common share, basic and diluted	$(0.22)	$(0.25)	$(0.87)	$(1.00)
Shares used in computing net loss per common share, basic and diluted	33,037	32,284	33,018	28,521

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007
Cash and short-term investments	$22,105	$46,140
Restricted cash	0	2,400
Working capital	2,641	32,686
Total assets	52,337	71,716
Total stockholders’ deficit	(18,143)	(1,308)